Exhibit 99.1

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3rd QUARTER 2012 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 20, 2012 --- Electronic Systems Technology Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2012.

EST reported sales for the third quarter 2012, of $551,205, compared to sales of $487,161 for the same quarter in 2011.  For the third quarter of 2012 the Company recorded Net Income of $36,715, or $0.01 per share, compared to a Net Loss of $(20,801), or $(0.00), for the third quarter of 2011.   EST recorded a Net Loss of $(41,800) or $(0.01) per share on sales of $1,460,944 for the nine month period ended September 30, 2012, compared with a Net Loss of $(125,646) or $(0.02) per share on sales of $1,332,765 for the same period in 2011.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	Sept. 30 2012	Sept. 30 2011	Sept. 30 2012	Sept. 30 2011
Sales	$ 551,205	$ 487,161	$ 1,460,944	$ 1,332,765
Net income (loss) before tax	58,805	(30,881)	(57,409)	(174,346)
Net Income (loss)	36,715	(20,081)	(41,800)	(125,646)
Weighted average common Shares outstanding	5,158,667	5,158,667	5,158,667	5,158,667
Basic Earnings (Loss) per Share Diluted Earnings (Loss) per Share	$ 0.01 $ 0.01	$ (0.00) $ (0.00)	$ (0.01) $ (0.01)	$ (0.02) $ (0.02)

Selected Balance Sheet Information
(Unaudited)
	September 30, 2012	December 31, 2011
Cash and cash equivalents	$ 728,446	$ 1,227,490
Total current assets	2,944,858	2,967,327
Property & equipment (net)	45,836	54,358
Total assets	3,026,674	3,023,360
Total current liabilities	144,573	100,114
Long-term debt	-0-	-0-
Stockholders' equity	2,875,901	2,915,446

Contact Michael Eller at Electronic Systems Technology, Inc. for additional information.